Exhibit 99

The Sherwin-Williams Company Reports 2019 Year-end and Fourth Quarter Financial Results

•	Consolidated net sales for the year increased 2.1% to a record $17.90 billion

•	Net sales from stores in U.S. and Canada open more than twelve calendar months increased 5.3% in the year

•	Full year diluted net income per share increased 41.3% to $16.49 per share compared to $11.67 per share in full year 2018

•	Excluding the impact of acquisition-related costs and other adjustments, full year 2019 adjusted diluted net income per share increased 14.0% to $21.12 compared to $18.53 per share in full year 2018

•	Full year net operating cash increased $377.6 million to a record $2.32 billion

•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) increased 8.3% in the year to $3.06 billion, or 17.1% of sales

•	The Company anticipates diluted net income per share for 2020 in the range of $19.91 to $20.71 per share, including acquisition-related costs of $2.79 per share

CLEVELAND, January 30, 2020 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2019. Compared to the same period in 2018, full year consolidated net sales increased $366.3 million, or 2.1%, to $17.90 billion due primarily to higher paint sales volume in The Americas Group and selling price increases. Currency translation rate changes reduced consolidated net sales for the year by 1.4%. Consolidated net sales in the quarter increased $50.2 million, or 1.2%, to $4.11 billion primarily due to higher paint sales volume in The Americas Group, partially offset by softer sales outside of North America and in certain industrial end markets.

Diluted net income per share in the year increased to $16.49 per share from $11.67 per share for 2018. Full year 2019 included charges for acquisition-related costs of $3.21 per share and other adjustments totaling $1.42 per share. Other adjustments included non-cash impairment charges related to indefinite-lived trademarks of $1.00 per share, a tax credit investment loss of $.79 per share and pension plan settlement expense of $.27 per share, partially offset by a Brazil indirect tax credit of $.36 per share and a benefit from the resolution of the California public nuisance litigation of $.28 per share. Currency translation rate changes decreased diluted net income per share in the year by $.18 per share. Full year 2018 included charges for acquisition-related costs of $4.15 per share and other adjustments totaling $2.71 per share. Other adjustments included environmental expense provisions of $1.32 per share, California litigation expense of $1.09 per share and pension plan settlement expense of $.30 per share, respectively.

Diluted net income per share increased in the quarter to $2.66 per share from $1.07 per share for 2018. Diluted net income per share in the quarter included charges for acquisition-related costs of $.97 per share and other adjustments totaling $.64 per share, which included non-cash impairment charges related to indefinite-lived trademarks of $1.00 per share, partially offset by a Brazil indirect tax credit of $.36 per share. Fourth quarter 2018 diluted net income per share included charges for acquisition-related costs of $1.10 per share and other adjustments totaling $1.37 per share, which included environmental expense provisions of $1.07 per share and a pension plan settlement expense of $.30 per share.

During the fourth quarter of 2019, the Company recognized non-cash pre-tax impairment charges totaling $122.1 million related to recently acquired trademarks. The impairment charges were primarily driven by a reduction in long-term forecasted net sales for certain acquired brands as a result of strategic decisions made to rebrand industrial products to the Sherwin-Williams brand name. These impairment charges included $117.0 million related to trademarks recognized in the Performance Coatings Group and $5.1 million related to trademarks recognized in the Consumer Brands Group. Additionally, the Company recognized gains in other income and interest income of $33.5 million and $18.8 million, respectively, related to a Brazil indirect tax matter. The gains were recognized after the Company received a favorable court decision related to the recovery of certain indirect taxes previously paid over gross sales.

Net sales in The Americas Group increased 5.7% to $10.17 billion in the year due primarily to higher paint sales across most end market segments and selling price increases. In the fourth quarter, net sales increased 4.8% to $2.36 billion due primarily to higher paint sales across most end market segments. Net sales from stores in U.S. and Canada open for more than twelve calendar months increased 5.3% in the year and 4.6% in the quarter over last year’s comparable periods. The Americas Group segment profit increased to $2.06 billion, or 20.2% of net sales, in the year from $1.90 billion, or 19.7% of net sales, last year due primarily to higher paint sales volume and selling price increases. In the fourth quarter, segment profit increased to $449.4 million, or 19.0% of net sales, from $413.4 million, or 18.3% of net sales, in the prior year quarter due primarily to higher paint sales volume.

Net sales in the Consumer Brands Group decreased 2.3% to $2.68 billion in the year due to the divestiture of the Guardsman insurance business and lower sales outside of North America in some end markets, partially offset by selling price increases and higher volume sales to some of the group’s retail customers. In the fourth quarter, net sales increased 0.9% to $539.4 million due primarily to selling price increases and higher volume sales to some of the group’s retail customers. Segment profit increased to $373.2 million, or 13.9% of net external sales, in the year from $261.1 million, or 9.5% of net external sales, last year due to synergies, improved supply chain efficiencies, pricing initiatives, moderating raw material costs and lower acquisition-related amortization expense. In the fourth quarter, segment profit increased to $29.7 million, or 5.5% of net external sales, from $12.0 million, or 2.2% of net external sales, in the prior year quarter primarily due to pricing initiatives, moderating raw material costs and improved supply chain efficiencies. Currency translation rate changes increased segment profit by $3.9 million in the quarter. Acquisition-related amortization expense in the full year and fourth quarter of 2019 was $91.2 million and $23.2 million, respectively, compared to $110.9 million and $24.5 million in the full year and fourth quarter of 2018, respectively.

Net sales of the Performance Coatings Group decreased 2.3% to $5.05 billion in the year and decreased 5.0% to $1.21 billion in the quarter due to softer sales outside of North America and unfavorable currency translation rate changes, partially offset by selling price increases. Currency translation rate changes reduced the group’s full year and quarter sales by 2.3% and 1.1%, respectively. Segment profit decreased $73.0 million in the year to $379.1 million compared to $452.1 million in the prior year primarily due to the recognition of $117.0 million in non-cash impairment charges related to recently acquired trademarks, partially offset by moderating raw material costs and good cost control. As a percent of net external sales, segment profit in the year was 7.5%, including a 230 basis point impact from the non-cash impairment charges, compared to 8.8% in the prior year. Currency translation rate changes decreased segment profit by $7.1 million in the year. During the fourth quarter, segment loss was $7.4 million which included $117.0 million in non-cash impairment charges, compared to a segment profit of $112.3 million in the prior year quarter as the impact of lower sales was partially offset by moderating raw material costs and favorable currency translation rate changes. As a percent of net sales, segment profit in the quarter was a negative 0.6%, including a 970 basis point impact from the non-cash impairment charges, compared to 8.8% in the prior year quarter. Currency translation rate changes increased segment profit by $3.4 million in the quarter. Acquisition-related amortization expense in the full year and fourth quarter of 2019 was $215.5 million and $53.1 million, respectively, compared to $215.8 million and $55.2 million in the full year and fourth quarter of 2018, respectively.

Net operating cash increased $377.6 million to $2.32 billion in the year. The strong cash generation allowed us to return cash of approximately $1.20 billion to our shareholders in the form of dividends and share repurchases. The Company purchased 1,675,000 shares of its common stock in the twelve months ended December 31, 2019. At December 31, 2019, the Company had remaining authorization to purchase 8.45 million shares of its common stock through open market purchases.

Commenting on the financial results, John G. Morikis, Chairman and Chief Executive Officer, said “Sherwin-Williams delivered record results in 2019, driven by above-market growth in our North American paint stores and margin improvement in all of our segments. Sales grew to $17.90 billion as the strength of our stores platform and growth with our largest North American retail partners more than offset softness in certain industrial end markets and choppiness in our international businesses. Gross margin expanded to 44.9% as our pricing initiatives enabled us to gain ground on the raw material inflation we have experienced since 2017. Adjusted EBITDA grew 8.3% to more than $3.0 billion, and adjusted earnings per share increased 14% to $21.12, both of which are full year records. Net cash from operations was more than $2.32 billion, which enabled us to invest in organic growth initiatives, repurchase over 1.6 million shares of our common stock, reduce debt, increase our dividend 31% from the prior year and execute on selected acquisition targets.

“Our global team delivered significant accomplishments in each of our operating segments. In The Americas Group, we reached the milestone of more than $10 billion in annual sales. In the Consumer Brands Group, we completed a very successful first full year of our exclusive partnership with Lowes. And in the Performance Coatings Group, we continued to execute on integration efforts that we expect will accelerate growth and margin expansion over the long term.

“Turning to our 2020 outlook, we currently see a similar environment to last year, with North American architectural demand remaining solid and industrial demand remaining variable by geography and end market. We will continue to focus on providing our customers with solutions based on innovation, value-added service and differentiated distribution. In the first quarter of 2020, we anticipate our net sales will increase 2% to 5% compared to the first quarter of 2019. For the full year 2020, we expect net sales to increase 2% to 4% compared to full year 2019. With annual sales at that level, we anticipate diluted net income per share for 2020 will be in the range of $19.91 to $20.71 per share compared to $16.49 per share earned in 2019. Full year 2020 earnings per share guidance includes acquisition-related costs of approximately $2.79 per share, respectively. We expect our 2020 effective tax rate to be in the low twenty percent range.”

The Company will conduct a conference call to discuss its financial results for the fourth quarter and full year 2019, and its outlook for the first quarter and full year 2020, at 11:00 a.m. EST on Thursday, January 30, 2020. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the January 30th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Thursday, February 20, 2020 at 5:00 p.m. EST.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related costs and other adjustments. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

	Three Months Ended			Year Ended
	December 31, 2019			December 31, 2019

	Pre-Tax	Tax Effect (3)	After-Tax	Pre-Tax	Tax Effect (3)	After-Tax
Diluted net income per share			$2.66			$16.49

Trademark impairment	$1.31	$.31	1.00	$1.31	$.31	1.00
Brazil indirect tax credit	(.54)	(.18)	(.36)	(.54)	(.18)	(.36)
California litigation expense provision reduction				(.37)	(.09)	(.28)
Tax credit investment loss					(.79)	.79
Pension plan settlement expense				.35	.08	.27

Total other adjustments	.77	.13	.64	.75	(.67)	1.42

Integration costs (1)	.45	.11	.34	.88	.19	.69
Acquisition-related amortization expense (2)	.82	.19	.63	3.29	.77	2.52

Total acquisition-related costs	$1.27	$.30	.97	$4.17	$.96	3.21

Adjusted diluted net income per share			$4.27			$21.12

	Three Months Ended			Year Ended
	December 31, 2018			December 31, 2018

	Pre-Tax	Tax Effect (3)	After-Tax	Pre-Tax	Tax Effect (3)	After-Tax
Diluted net income per share			$1.07			$11.67

California litigation expense				$1.44	$.35	1.09
Environmental expense provision	$1.44	$.37	1.07	1.75	.43	1.32
Pension plan settlement expense	.40	.10	.30	.40	.10	.30

Total other adjustments	1.84	.47	1.37	3.59	.88	2.71

Integration costs (1)	.61	.13	.48	1.65	.10	1.55
Acquisition-related amortization expense (2)	.84	.22	.62	3.44	.84	2.60

Total acquisition-related costs	$1.45	$.35	1.10	$5.09	$.94	4.15

Adjusted diluted net income per share			$3.54			$18.53

	Year Ended
	December 31, 2020
	(after-tax guidance)

	Low	High
Diluted net income per share	$19.91	$20.71

Integration costs (1)	.25	.25
Acquisition-related amortization expense (2)	2.54	2.54

Total acquisition-related costs	2.79	2.79

Adjusted diluted net income per share	$22.70	$23.50

(1)

Integration costs consist primarily of professional service expenses, salaries and other employee-related expenses dedicated directly to the integration effort, and severance expense. These costs are included in Selling, general and administrative and other expenses and Cost of goods sold.

(2)	Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included in Amortization.
(3)	The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the Valspar acquisition and other adjustments. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following table reconciles net income computed in accordance with U.S. GAAP to EBITDA excluding the impact from the Valspar acquisition and other adjustments.

(Millions of dollars)	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2019	2019	2019	2019	2019
Net income	$245.2	$471.0	$576.5	$248.6	$1,541.3
Interest expense	91.0	89.2	85.3	83.8	349.3
Income taxes	53.7	204.7	133.3	48.8	440.5
Depreciation	64.7	65.0	65.3	67.1	262.1
Amortization	78.8	78.1	77.5	78.4	312.8

EBITDA	533.4	908.0	937.9	526.7	2,906.0
Trademark impairment				122.1	122.1
Brazil indirect tax credit				(50.8)	(50.8)
California litigation expense			(34.7)		(34.7)
Pension plan settlement expense	32.4				32.4
Integration costs	9.3	13.5	16.1	42.9	81.8

Adjusted EBITDA	$575.1	$921.5	$919.3	$640.9	$3,056.8

(Millions of dollars)	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2018	2018	2018	2018	2018
Net income	$250.2	$403.6	$354.0	$101.0	$1,108.8
Interest expense	91.5	93.5	92.3	89.4	366.7
Income taxes	53.5	134.5	61.9	1.0	250.9
Depreciation	71.6	72.5	67.4	66.7	278.2
Amortization	85.0	73.9	80.1	79.1	318.1

EBITDA	551.8	778.0	655.7	337.2	2,322.7
California litigation expense			136.3		136.3
Environmental expense provision		32.0		135.6	167.6
Pension plan settlement expense				37.6	37.6
Integration costs	30.4	39.3	30.2	57.8	157.7

Adjusted EBITDA	$582.2	$849.3	$822.2	$568.2	$2,821.9

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations as well as the performance of the businesses acquired; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contacts:

Jim Jaye

Senior Vice President, Investor Relations & Corporate Communications

Direct: 216.515.8682

james.r.jaye@sherwin.com

Eric Swanson

Vice President, Investor Relations

Direct: 216.566.2766

eric.r.swanson@sherwin.com

Media Contact:

Julie Young

Vice President, Global Corporate Communications

Direct: 216.515.8849

corporatemedia@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

(Millions of dollars, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net sales	$4,114.4	$4,064.2	$17,900.8	$17,534.5
Cost of goods sold	2,220.4	2,381.5	9,864.7	10,115.9
Gross profit	1,894.0	1,682.7	8,036.1	7,418.6
Percent to net sales	46.0%	41.4%	44.9%	42.3%
Selling, general and administrative expenses	1,354.5	1,238.3	5,274.9	5,033.8
Percent to net sales	32.9%	30.5%	29.5%	28.7%
Other general expense - net	20.4	147.6	39.1	189.1
Amortization	78.4	79.1	312.8	318.1
Impairment of trademarks	122.1		122.1
Interest expense	83.8	89.4	349.3	366.7
Interest and net investment income	(24.4)	(2.5)	(25.9)	(5.2)
California litigation expense			(34.7)	136.3
Other (income) expense - net	(38.2)	28.8	16.7	20.1

Income before income taxes	297.4	102.0	1,981.8	1,359.7
Income taxes	48.8	1.0	440.5	251.0

Net income	$248.6	$101.0	$1,541.3	$1,108.7

Net income per share - basic	$2.71	$1.09	$16.79	$11.92
Net income per share - diluted	$2.66	$1.07	$16.49	$11.67

Average shares outstanding - basic	91,662,414	92,604,128	91,803,528	92,992,457
Average shares and equivalents outstanding - diluted	93,580,685	94,417,894	93,446,842	94,988,070

The Sherwin-Williams Company and Subsidiaries

Business Segments (Unaudited)

(Millions of dollars)	2019		2018
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Three Months Ended December 31:
The Americas Group	$2,362.8	$449.4	$2,254.0	$413.4
Consumer Brands Group	539.4	29.7	534.4	12.0
Performance Coatings Group	1,211.2	(7.4)	1,274.7	112.3
Administrative	1.0	(174.3)	1.1	(435.7)

Consolidated totals	$4,114.4	$297.4	$4,064.2	$102.0

Year Ended December 31:
The Americas Group	$10,171.9	$2,056.5	$9,625.1	$1,898.4
Consumer Brands Group	2,676.8	373.2	2,739.1	261.1
Performance Coatings Group	5,049.2	379.1	5,166.4	452.1
Administrative	2.9	(827.0)	3.9	(1,251.9)

Consolidated totals	$17,900.8	$1,981.8	$17,534.5	$1,359.7

The Sherwin-Williams Company and Subsidiaries

Consolidated Financial Position (Unaudited)

(Millions of dollars)	December 31,
	2019	2018
Cash and cash equivalents	$161.8	$155.5
Accounts receivable	2,088.9	2,018.8
Inventories	1,889.6	1,815.3
Other current assets	509.4	354.9
Short-term borrowings	(204.7)	(328.4)
Current portion of long-term debt	(429.8)	(307.2)
Current portion of operating lease liabilities	(371.6)
Accounts payable	(1,894.3)	(1,799.4)
Other current liabilities	(1,639.5)	(1,862.7)

Working capital	109.8	46.8
Net property, plant and equipment	1,835.2	1,776.8
Deferred pension assets	43.0	270.7
Goodwill and intangibles	11,739.3	12,158.3
Operating lease right-of-use assets	1,685.6
Other non-current assets	561.4	584.0
Long-term debt	(8,050.7)	(8,708.1)
Postretirement benefits other than pensions	(263.0)	(257.6)
Deferred income taxes	(969.9)	(1,130.9)
Long-term operating lease liabilities	(1,370.7)
Other long-term liabilities	(1,196.7)	(1,009.3)

Shareholders’ equity	$4,123.3	$3,730.7

The Sherwin-Williams Company and Subsidiaries

Selected Information (Unaudited)

(Millions of dollars except store count data)	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Depreciation	$67.1	$66.7	$262.1	$278.2
Capital expenditures	104.1	84.8	328.9	251.0
Cash dividends	105.9	80.4	420.8	322.9
Amortization of intangibles	78.4	79.1	312.8	318.1

Significant components of Other general expense - net:
Provision for environmental related matters - net	$5.1	$142.0	$23.0	$176.3
Loss on sale or disposition of assets	15.3	5.6	16.1	12.8

Significant components of Other expense (income) - net:
Pension plan settlement expense		$37.6	$32.4	$37.6
Extinguishment of Senior Notes expense			14.8
Dividend and royalty income	$(4.1)	1.7	(12.0)	(4.3)
Net expense from banking activities	2.7	2.3	10.7	9.7
Foreign currency transaction related losses (gains)	7.2	(1.8)	19.7	7.5
Brazil indirect tax credit	(33.5)		(33.5)
Other (1)	(10.5)	(11.0)	(15.4)	(30.4)

Intersegment transfers:
Consumer Brands Group	$838.0	$802.6	$3,607.0	$3,460.2
Performance Coatings Group	27.9	5.5	116.2	22.4
The Americas Group				0.5
Administrative	5.7	3.2	15.4	13.0

Store count data:
The Americas Group - net new stores	31	33	62	76
The Americas Group - total stores	4,758	4,696	4,758	4,696
Performance Coatings Group - net new branches		(2)	(1)	(8)
Performance Coatings Group - total branches	281	282	281	282

(1)	Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.